UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________
FORM 8-K
___________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 23, 2026

___________________________________
Bicara Therapeutics Inc.
(Exact name of registrant as specified in its charter)
___________________________________

Delaware (State or other jurisdiction of incorporation or organization)	001-42271 (Commission File Number)	83-2903745 (I.R.S. Employer Identification Number)
116 Huntington Avenue, Suite 703 Boston, MA 02116
(Address of principal executive offices and zip code)
(617) 468-4219
(Registrant's telephone number, including area code)
___________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value	BCAX	The Nasdaq Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 12b-2 of the Exchange Act.
Emerging growth company    ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;
Compensatory Arrangements of Certain Officers.

Resignation of Kiran Mazumdar-Shaw

On July 23, 2026, Kiran Mazumdar-Shaw resigned from the Board of Directors (the “Board”) of Bicara Therapeutics Inc. (the “Company”) and her position on the Nominating and Corporate Governance Committee of the Board (the “Nominating and Corporate Governance Committee”), effective as of July 28, 2026. Ms. Mazumdar-Shaw’s decision to resign from the Board was not the result of any disagreement with the Company on any matter relating to the operations, policies or practices of the Company.

Appointment of Jeremy Bender, Ph.D. and Christy Oliger

On July 26, 2026, upon the recommendation of the Nominating and Corporate Governance Committee, the Board appointed (i) Jeremy Bender, Ph.D. to serve on the Board as a Class I director to hold office until the Company’s annual meeting of stockholders in 2028 or until his earlier death, resignation or removal, and (ii) Christy Oliger to serve on the Board as a Class II director to hold office until the Company’s annual meeting of stockholders in 2029 or until her earlier death, resignation or removal, with each appointment to be effective as of July 28, 2026 (the “Appointment Date”). The Board determined that each of Dr. Bender and Ms. Oliger is independent under the applicable listing standards of the Nasdaq Global Market. In connection with these appointments, the Board increased the authorized size of the Board from nine to ten directors, effective as of the Appointment Date.

As non-employee directors, Dr. Bender and Ms. Oliger will receive compensation, including an initial non-qualified stock option award of 38,950 shares of the Company’s common stock and cash compensation for their Board and committee service, in accordance with the Company’s Second Amended and Restated Non-Employee Director Compensation Policy, a copy of which the Company intends to file with the SEC as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2026.

Dr. Bender and Ms. Oliger are not parties to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K, and there are no arrangements or understandings between Dr. Bender and Ms. Oliger and any other persons pursuant to which they were selected as directors. In addition, Dr. Bender and Ms. Oliger have each entered into an indemnification agreement with the Company consistent with the form of indemnification agreement, a copy of which was previously filed as Exhibit 10.4 to the Company’s Registration Statement on Form S-1/A on September 6, 2024.

Board Committee Updates

Effective as of the Appointment Date, the Board appointed (i) Dr. Bender to serve as a member of the Audit Committee of the Board (the “Audit Committee”), replacing Carolyn Ng, Ph.D., (ii) Ms. Oliger and Dr. Ng to serve as a members of the Nominating and Corporate Governance Committee, replacing Ms. Mazumdar-Shaw and Jake Simson, Ph.D., and (iii) Dr. Bender, Ms. Oliger and Kate Haviland to serve as members of the newly formed Launch Readiness Committee of the Board (the “Launch Readiness Committee”), with Ms. Haviland as chair of the Launch Readiness Committee, each until their respective successors are elected and qualified, or until their earlier death, resignation or removal, or until otherwise determined by the Board.

The Launch Readiness Committee was formed as of the Appointment Date for the purpose of providing strategic and operational guidance to management of the Company in connection with the Company’s commercialization strategy and launch readiness and to advise the Board with respect to strategic commercial considerations.

The Board has determined that Dr. Bender meets the requirements for independence of audit committee members under the applicable listing standards of the Nasdaq Global Market and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

As a result of the changes described above, the members of the committees of the Board are as follows:

Audit Committee •Scott Robertson (Chair) •Michael Powell, Ph.D. •Jeremy Bender, Ph.D. Compensation Committee – no changes •Michael Powell, Ph.D. (Chair) •Christopher Bowden, M.D. •Kate Haviland	Nominating and Corporate Governance Committee •Michael Powell, Ph.D. (Chair) •Carolyn Ng, Ph.D. •Christy Oliger Launch Readiness Committee •Kate Haviland (Chair) •Jeremy Bender, Ph.D. •Christy Oliger
Dr. Powell continues to serve as Chair of the Board.

Item 7.01. Regulation FD Disclosure.

On July 28, 2026, the Company issued a press release titled “Bicara Therapeutics Announces Appointments of Jeremy Bender and Christy Oliger to Board of Directors.” A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information set forth under Item 7.01, including Exhibit 99.1, is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.
Item 9.01 - Financial Statements and Exhibits
(d) The following exhibits are being filed herewith:

Exhibit No.	Description

99.1	Press Release, dated July 28, 2026, furnished herewith.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bicara Therapeutics Inc.

Date: July 28, 2026	By:	/s/ Claire Mazumdar
	Name:	Claire Mazumdar, Ph.D.
	Title:	Chief Executive Officer